  Exhibit 99.1

FOR IMMEDIATE RELEASE

Rimini Street Announces Fiscal Third Quarter 2024 Financial and Operating Results

LAS VEGAS, October 30, 2024 – Rimini Street, Inc. (Nasdaq: RMNI), a global provider of end-to-end enterprise software support, products and services, the leading third-party support provider for Oracle and SAP software, and a Salesforce and AWS partner, today announced results for the fiscal third quarter ended September 30, 2024.

Select Third Quarter 2024 Financial Highlights
•Revenue was $104.7 million for the 2024 third quarter, a decrease of 2.6% compared to $107.5 million for the same period last year.
•U.S. revenue was $51.6 million for the 2024 third quarter, a decrease of 7.4% compared to $55.7 million for the same period last year.
•International revenue was $53.1 million for the 2024 third quarter, an increase of 2.7% compared to $51.7 million for the same period last year.
•Subscription revenue was $100.4 million, which accounted for 95.9% of total revenue for the 2024 third quarter, compared to subscription revenue of $104.1 million, which accounted for 96.9% of total revenue for the same period last year.
•Annualized Recurring Revenue was $401.5 million for the 2024 third quarter, a decrease of 3.6% compared to $416.3 million for the same period last year.
•Active Clients as of September 30, 2024 were 3,097, a decrease of 0.1% compared to 3,099 Active Clients as of September 30, 2023.
•Revenue Retention Rate was 89% for the trailing twelve months ended September 30, 2024 and 94% for the comparable period ended September 30, 2023.
•Gross margin was 60.7% for the 2024 third quarter compared to 62.7% for the same period last year.
•Operating income (loss) was an operating loss of $49.6 million for the 2024 third quarter compared to operating income of $11.2 million for the same period last year.
•Non-GAAP Operating Income was $13.4 million for the 2024 third quarter compared to $16.5 million for the same period last year.
•Net income (loss) was a net loss of $43.1 million for the 2024 third quarter compared to net income of $6.8 million for the same period last year.
•Non-GAAP Net Income was $19.9 million for the 2024 third quarter compared to $12.1 million for the same period last year.
•Adjusted EBITDA for the 2024 third quarter was $13.7 million compared to $18.2 million for the same period last year.
•Basic and diluted earnings (loss) per share attributable to common stockholders was a loss per share of $0.47 for the 2024 third quarter compared to earnings per share of $0.08 for the same period last year.
•Cash and short-term investments of $119.5 million at September 30, 2024 compared to $128.1 million at September 30, 2023.
•Reorganization Costs of $1.4 million were incurred during the third quarter of 2024 as the Company continued a process to optimize its cost structure. The Company expects to incur additional reorganization costs during the fourth quarter of 2024 as it continues to optimize its cost structure.
•During the three months ended September 30, 2024, the Company announced that it would wind down services for Oracle PeopleSoft products and began the wind down project. The wind down includes the Company’s Rimini Support™, Rimini Manage™ and Rimini Consult™ services for Oracle PeopleSoft products. As the Company provides services for Oracle PeopleSoft products to clients globally, the wind-down process is expected to take place over several phases. We expect significant reductions in Oracle PeopleSoft-related revenue over time, but it is still unclear when the Company will be able to cease providing all Oracle PeopleSoft services. Revenue related to providing services for Oracle PeopleSoft products accounted for approximately $24.9 million, or 8% of revenue, for

Rimini Street Announces Fiscal Third Quarter 2024 Financial and Operating Results	page 2

the nine months ended September 30, 2024 and $27.6 million, or 9% of revenue, for the nine months ended September 30, 2023, respectively.

Select Third Quarter 2024 Operating Highlights
•Announced representative new clients who switched to, or existing clients who expanded their agreements with, Rimini Street, including:
•Standard Foods, a global leader in manufacturing, has selected Rimini Support™ for SAP to cover its SAP ECC software modules, freeing up funds to invest in artificial intelligence (AI) powered predictive data analytics projects.
•Mercury NZ, a New Zealand leader in renewable energy, has selected Rimini Support™ and Rimini Watch™ for SAP, to both promote operational efficiencies and reinvest the savings in AI and machine learning (ML) innovations to drive growth.
•Alcatel-Lucent Enterprises, a leading provider of secure networking and communication solutions, selected Rimini Support™ for VMware.
•Successfully launched Rimini Support™, Rimini Protect™ and Rimini Consult™ services for VMware, with a client base already spread across four continents in the first three months since launch.
•Closed over 7,200 support cases and delivered almost 2,900 tax, legal and regulatory updates to clients across 20 countries, while achieving an average client satisfaction rating on the Company’s support delivery and onboarding services of more than 4.9 out of 5.0 (where 5.0 is rated excellent).
•Recognized as one of the 2024 India Best Workplaces™ for Millennials, obtained Top 20th ranking for India Great Mid-Size Workplaces 2024, and honored as a Great Place to Work® Australia 2024.
•The Rimini Street Foundation announced £50,000 in grants funded by the Company to support families and communities in the UK as part of its third annual RMNI LOVE™ Grant Program.

2024 Business Outlook
The Company is continuing to suspend guidance until there is more clarity around impacts from current litigation activity before the U.S. Federal courts in the Company’s ongoing litigation with Oracle.

Webcast and Conference Call Information
Rimini Street will host a conference call and webcast to discuss the third quarter 2024 results and select fourth quarter 2024 performance-to-date commentary at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time on October 30, 2024. A live webcast of the event will be available on Rimini Street’s Investor Relations site at Rimini Street IR events link and directly via the webcast link. Dial-in participants can access the conference call by dialing 1-800-836-8184. A replay of the webcast will be available for one year following the event.

Company’s Use of Non-GAAP Financial Measures
This press release contains certain “non-GAAP financial measures.” Non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles. This non-GAAP information supplements and is not intended to represent a measure of performance in accordance with disclosures required by U.S. generally accepted accounting principles, or GAAP. Non-GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, financial measures determined in accordance with GAAP. A reconciliation of GAAP to non-GAAP results is included in the financial tables within this press release. Presented under the heading “About Non-GAAP Financial Measures and Certain Key Metrics” is a description and explanation of our non-GAAP financial measures.

Reconciliations of the non-GAAP financial measures provided in this press release to their most directly comparable GAAP financial measures are provided in the financial tables included at the end of this press release. An explanation of these measures, why we believe they are meaningful and how they are calculated is also included under the heading “About Non-GAAP Financial Measures and Certain Key Metrics.”

About Rimini Street, Inc.
Rimini Street, Inc. (Nasdaq: RMNI), a Russell 2000® Company, is a global provider of end-to-end enterprise software support and innovation solutions and the leading third-party support provider for Oracle, SAP and VMware software. The Company offers a comprehensive portfolio of unified solutions to run, manage, support, customize, configure, connect, protect, monitor, and optimize enterprise application, database, and technology software. The Company has signed thousands of contracts with Fortune Global 100, Fortune 500, midmarket, public sector and government organizations who selected Rimini Street as their

Rimini Street Announces Fiscal Third Quarter 2024 Financial and Operating Results	page 3

trusted, proven mission-critical enterprise software solutions provider and achieved better operational outcomes, realized billions of US dollars in savings and funded AI and other innovation investments.

To learn more, please visit www.riministreet.com, and connect with Rimini Street on X, Facebook, Instagram, and LinkedIn.

Forward-Looking Statements
Certain statements included in this communication are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “anticipate,” “believe,” “continue,” “could,” “currently,” “estimate,” “expect,” “future,” “intend,” “may,” “might,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “seem,” “seek,” “should,” “will,” “would” or other similar words, phrases or expressions. These forward-looking statements include, but are not limited to, statements regarding our expectations of future events, future opportunities, global expansion and other growth initiatives and our investments in such initiatives. These statements are based on various assumptions and on the current expectations of management and are not predictions of actual performance, nor are these statements of historical facts. These statements are subject to a number of risks and uncertainties regarding Rimini Street’s business, and actual results may differ materially. These risks and uncertainties include, but are not limited to, adverse developments in and costs associated with defending pending litigation or any new litigation, including the disposition of pending motions to appeal and any new claims; additional expenses to be incurred in order to comply with injunctions against certain of our business practices and the impact on future period revenue and costs; changes in the business environment in which Rimini Street operates, including the impact of any macro-economic trends and changes in foreign exchange rates, as well as general financial, economic, regulatory and political conditions affecting the industry in which we operate and the industries in which our clients operate; the evolution of the enterprise software management and support landscape and our ability to attract and retain clients and further penetrate our client base; significant competition in the software support services industry; customer adoption of our expanded portfolio of products and services and products and services we expect to introduce; our ability to grow our revenue, manage our cost of revenue and accurately forecast revenue; the expected impact of recent and anticipated future reductions in our workforce and associated reorganization costs; estimates of our total addressable market and expectations of client savings relative to use of other providers; variability of timing in our sales cycle; risks relating to retention rates, including our ability to accurately predict retention rates; the loss of one or more members of our management team; our ability to attract and retain additional qualified personnel, including sales personnel, and retain key personnel; our business plan, our ability to grow in the future and our ability to achieve and maintain profitability; our plans to wind down the offering of services for Oracle PeopleSoft products; the volatility of our stock price and related compliance with stock exchange requirements; our need and ability to raise equity or debt financing on favorable terms and our ability to generate cash flows from operations to help fund increased investment in our growth initiatives; risks associated with global operations; our ability to prevent unauthorized access to our information technology systems and other cybersecurity threats, protect the confidential information of our employees and clients and comply with privacy regulations; our ability to maintain an effective system of internal control over financial reporting; our ability to maintain, protect and enhance our brand and intellectual property; changes in laws and regulations, including changes in tax laws or unfavorable outcomes of tax positions we take, a failure by us to establish adequate tax reserves, or our ability to realize benefits from our net operating losses; the impact of environmental, social and governance (ESG) matters; our credit facility’s ongoing debt service obligations and financial and operational covenants on our business and related interest rate risk, including uncertainty from the transition to SOFR or other interest rate benchmarks; the sufficiency of our cash and cash equivalents to meet our liquidity requirements; the amount and timing of repurchases, if any, under our stock repurchase program and our ability to enhance stockholder value through such program; uncertainty as to the long-term value of Rimini Street’s equity securities; catastrophic events that disrupt our business or that of our clients; and those discussed under the heading “Risk Factors” in Rimini Street’s Quarterly Report on Form 10-Q filed on October 30, 2024, and as updated from time to time by Rimini Street’s future Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings by Rimini Street with the Securities and Exchange Commission. In addition, forward-looking statements provide Rimini Street’s expectations, plans or forecasts of future events and views as of the date of this communication. Rimini Street anticipates that subsequent events and developments will cause Rimini Street’s assessments to change. However, while Rimini Street may elect to update these forward-looking statements at some point in the future, Rimini Street specifically disclaims any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing Rimini Street’s assessments as of any date subsequent to the date of this communication.

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© 2024 Rimini Street, Inc. All rights reserved. “Rimini Street” is a registered trademark of Rimini Street, Inc. in the United States and other countries, and Rimini Street, the Rimini Street logo, and combinations thereof, and other marks marked by TM are trademarks of Rimini Street, Inc. All other trademarks remain the property of their respective owners, and unless otherwise specified, Rimini Street claims no affiliation, endorsement, or association with any such trademark holder or other companies referenced herein.

Rimini Street Announces Fiscal Third Quarter 2024 Financial and Operating Results	page 4

RIMINI STREET, INC.
Unaudited Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)

ASSETS	September 30, 2024	December 31, 2023
Current assets:
Cash and cash equivalents	$119,494	$115,424
Restricted cash	429	428
Accounts receivable, net of allowance of $1,053 and $656, respectively	66,996	119,430
Deferred contract costs, current	16,637	17,934
Short-term investments	—	9,826
Prepaid expenses and other	25,190	25,647
Total current assets	228,746	288,689
Long-term assets:
Property and equipment, net of accumulated depreciation and amortization of $20,794 and $18,231, respectively	10,431	10,496
Operating lease right-of-use assets	6,895	5,941
Deferred contract costs, noncurrent	20,836	23,559
Deposits and other	4,743	6,109
Deferred income taxes, net	72,191	59,002
Total assets	$343,842	$393,796
LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current maturities of long-term debt	$3,093	$5,912
Accounts payable	4,559	5,997
Accrued compensation, benefits and commissions	33,867	38,961
Other accrued liabilities	74,284	18,128
Operating lease liabilities, current	4,384	4,321
Deferred revenue, current	202,281	263,115
Total current liabilities	322,468	336,434
Long-term liabilities:
Long-term debt, net of current maturities	67,959	64,228
Deferred revenue, noncurrent	21,033	23,859
Operating lease liabilities, noncurrent	6,806	6,841
Other long-term liabilities	2,350	1,930
Total liabilities	420,616	433,292
Stockholders' deficit:
Preferred Stock, $0.0001 par value per share. Authorized 99,820 shares (excluding 180 shares of Series A Preferred Stock); no other series has been designated	—	—
Common Stock, $0.0001 par value. Authorized 1,000,000 shares; issued and outstanding 90,841 and 89,595 shares, respectively	9	9
Additional paid-in capital	175,125	167,988
Accumulated other comprehensive loss	(5,651)	(4,167)
Accumulated deficit	(245,141)	(202,210)
Treasury stock, at cost	(1,116)	(1,116)
Total stockholders' deficit	(76,774)	(39,496)
Total liabilities and stockholders' deficit	$343,842	$393,796

Rimini Street Announces Fiscal Third Quarter 2024 Financial and Operating Results	page 5

RIMINI STREET, INC.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Revenue	$104,672	$107,453	$314,540	$319,386
Cost of revenue	41,135	40,110	126,230	118,802
Gross profit	63,537	67,343	188,310	200,584
Operating expenses:
Sales and marketing	35,781	35,593	112,299	107,356
General and administrative	16,528	18,384	54,460	55,475
Reorganization costs	1,431	—	4,639	59
Litigation costs and related recoveries:
Litigation expense	58,512	—	58,512	—
Professional fees and other costs of litigation	879	2,127	5,406	5,475
Litigation costs and related recoveries, net	59,391	2,127	63,918	5,475
Total operating expenses	113,131	56,104	235,316	168,365
Operating income (loss)	(49,594)	11,239	(47,006)	32,219
Non-operating income and (expenses):
Interest expense	(1,577)	(1,413)	(4,401)	(4,139)
Other income (expenses), net	(642)	990	1,814	1,799
Income (loss) before income taxes	(51,813)	10,816	(49,593)	29,879
Income taxes	8,713	(4,015)	6,662	(13,171)
Net income (loss)	$(43,100)	$6,801	$(42,931)	$16,708

Net income (loss) attributable to common stockholders	$(43,100)	$6,801	$(42,931)	$16,708

Net income (loss) per share attributable to common stockholders:
Basic	$(0.47)	$0.08	$(0.48)	$0.19
Diluted	$(0.47)	$0.08	$(0.48)	$0.19
Weighted average number of shares of Common Stock outstanding:
Basic	90,776	89,228	90,343	88,942
Diluted	90,776	89,357	90,343	89,322

Rimini Street Announces Fiscal Third Quarter 2024 Financial and Operating Results	page 6

RIMINI STREET, INC.
GAAP to Non-GAAP Reconciliations
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Non-GAAP operating income reconciliation:
Operating income (loss)	$(49,594)	$11,239	$(47,006)	$32,219
Non-GAAP adjustments:
Litigation costs and related recoveries, net	59,391	2,127	63,918	5,475
Stock-based compensation expense	2,174	3,131	7,137	9,056
Reorganization costs	1,431	—	4,639	59
Non-GAAP operating income	$13,402	$16,497	$28,688	$46,809
Non-GAAP net income reconciliation:
Net income (loss)	$(43,100)	$6,801	$(42,931)	$16,708
Non-GAAP adjustments:
Litigation costs and related recoveries, net	59,391	2,127	63,918	5,475
Stock-based compensation expense	2,174	3,131	7,137	9,056
Reorganization costs	1,431	—	4,639	59
Non-GAAP net income	$19,896	$12,059	$32,763	$31,298
Non-GAAP Adjusted EBITDA reconciliation:
Net income (loss)	$(43,100)	$6,801	$(42,931)	$16,708
Non-GAAP adjustments:
Interest expense	1,577	1,413	4,401	4,139
Income taxes	(8,713)	4,015	(6,662)	13,171
Depreciation and amortization expense	917	752	2,650	2,001
EBITDA	(49,319)	12,981	(42,542)	36,019
Non-GAAP adjustments:
Litigation costs and related recoveries, net	59,391	2,127	63,918	5,475
Stock-based compensation expense	2,174	3,131	7,137	9,056
Reorganization costs	1,431	—	4,639	59
Adjusted EBITDA	$13,677	$18,239	$33,152	$50,609
Calculated Billings:
Revenue	$104,672	$107,453	$314,540	$319,386
Deferred revenue, current and noncurrent, end of the period	223,314	238,399	223,314	238,399
Deferred revenue, current and noncurrent, beginning of the period	262,793	285,324	286,974	299,921
Change in deferred revenue	(39,479)	(46,925)	(63,660)	(61,522)
Calculated billings	$65,193	$60,528	$250,880	$257,864

Rimini Street Announces Fiscal Third Quarter 2024 Financial and Operating Results	page 7

About Non-GAAP Financial Measures and Certain Key Metrics
To provide investors and others with additional information regarding Rimini Street’s results, we have disclosed the following non-GAAP financial measures and certain key metrics. We have described below Active Clients, Annualized Recurring Revenue and Revenue Retention Rate, each of which is a key operational metric for our business. In addition, we have disclosed the following non-GAAP financial measures: non-GAAP operating income, non-GAAP net income, EBITDA, Adjusted EBITDA and Billings. Rimini Street has provided in the tables above a reconciliation of each non-GAAP financial measure used in this earnings release to the most directly comparable GAAP financial measure. Due to a valuation allowance for our deferred tax assets, there were no tax effects associated with any of our non-GAAP adjustments. These non-GAAP financial measures are also described below.

The primary purpose of using non-GAAP measures is to provide supplemental information that management believes may prove useful to investors and to enable investors to evaluate our results in the same way management does. We also present the non-GAAP financial measures because we believe they assist investors in comparing our performance across reporting periods on a consistent basis, as well as comparing our results against the results of other companies, by excluding items that we do not believe are indicative of our core operating performance. Specifically, management uses these non-GAAP measures as measures of operating performance; to prepare our annual operating budget; to allocate resources to enhance the financial performance of our business; to evaluate the effectiveness of our business strategies; to provide consistency and comparability with past financial performance; to facilitate a comparison of our results with those of other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results; and in communications with our board of directors concerning our financial performance. Investors should be aware however, that not all companies define these non-GAAP measures consistently.

Billings represents the change in deferred revenue for the current period plus revenue for the current period.

Active Client is a distinct entity that purchases our services to support a specific product, including a company, an educational or government institution, or a business unit of a company. For example, we count as two separate active clients when support for two different products is being provided to the same entity. We believe that our ability to expand our active clients is an indicator of the growth of our business, the success of our sales and marketing activities, and the value that our services bring to our clients.

Annualized Recurring Revenue is the amount of subscription revenue recognized during a fiscal quarter and multiplied by four. This gives us an indication of the revenue that can be earned in the following 12-month period from our existing client base assuming no cancellations or price changes occur during that period. Subscription revenue excludes any non-recurring revenue, which has been insignificant to date.

Revenue Retention Rate is the actual subscription revenue (dollar-based) recognized over a 12-month period from customers that were clients on the day prior to the start of such 12-month period, divided by our Annualized Recurring Revenue as of the day prior to the start of the 12-month period.

Non-GAAP Operating Income is operating income adjusted to exclude: litigation costs and related recoveries, net, stock-based compensation expense and reorganization costs. The exclusions are discussed in further detail below.

Non-GAAP Net Income is net income adjusted to exclude: litigation costs and related recoveries, net, stock-based compensation expense and reorganization costs. These exclusions are discussed in further detail below.

Specifically, management is excluding the following items from its non-GAAP financial measures, as applicable, for the periods presented:

Litigation Costs and Related Recoveries, Net: Litigation costs and the associated insurance and appeal recoveries relate to outside costs of litigation activities. These costs and recoveries reflect the ongoing litigation we are involved with, and do not relate to the day-to-day operations or our core business of serving our clients.

Stock-Based Compensation Expense: Our compensation strategy includes the use of stock-based compensation to attract and retain employees. This strategy is principally aimed at aligning the employee interests with those of our stockholders and to achieve long-term employee retention. As a result, stock-based compensation expense varies for reasons that are generally unrelated to operational decisions in any particular period.

Rimini Street Announces Fiscal Third Quarter 2024 Financial and Operating Results	page 8

Reorganization Costs: The costs consist primarily of severance costs associated with the Company's reorganization plan.

EBITDA is net income adjusted to exclude: interest expense, income taxes, and depreciation and amortization expense.

Adjusted EBITDA is EBITDA adjusted to exclude: litigation costs and related recoveries, net, stock-based compensation expense and reorganization costs, as discussed above.

Investor Relations Contact
Dean Pohl
Rimini Street, Inc.
+1 925 523-7636
dpohl@riministreet.com

Media Relations Contact
Janet Ravin
Rimini Street, Inc.
+1 702 285-3532
pr@riministreet.com